Exhibit 10.2

EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (the "Employment Agreement") is made and entered into as of the 23rd day of October, 2018, by and between Teledyne Technologies Incorporated, a Delaware corporation with its executive offices at 1049 Camino Dos Rios, Thousand Oaks, CA 91360 (the "Company"), and Aldo Pichelli, an individual residing at 1490 Avenida De Aprisa, Camarillo, CA 93010 (the "Executive").
RECITALS
WHEREAS, the Company has determined to promote Executive to, and the Executive has agreed to serve as the Company's President and Chief Executive Officer ("CEO"), effective January 1, 2019 and subject to the terms and conditions of this Employment Agreement; and
WHEREAS, the Personnel and Compensation Committee of the Board of Directors (the "Committee") previously authorized the Company to enter into and the Company and the Executive entered into an Amended and Restated Change in Control Severance Agreement dated as of January 31, 2011 (the "CIC Agreement"); and
WHEREAS, the CIC Agreement provides for payment of severance benefits if the Executive's employment is terminated under circumstances described in the CIC Agreement; and
WHEREAS, the Company wishes to supplement the CIC Agreement with respect to the Executive by specifying in the Employment Agreement the Executive's titles and the types and rates of compensation to which he is entitled during his employment with the Company.
NOW, THEREFORE, in consideration of the respective covenants and agreements hereinafter set forth, and intending to be legally bound, the parties hereto agree as follows:
1. Term of Agreement. This Employment Agreement shall be effective as January 1, 2019 and shall continue in effect until December 31, 2021.
2. Employment Agreement to Supplement the CIC Agreement. This Employment Agreement shall supplement the CIC Agreement and the terms and conditions of this Employment Agreement are not intended to alter or vary the terms and conditions of the CIC Agreement. The intention of this Employment Agreement is to memorialize certain terms and conditions of the employment of the Executive, which are particular to him and not specified in the CIC Agreement. Except as specifically set forth herein, initially capitalized terms shall have the meaning ascribed thereto under the CIC Agreement which is incorporated herein and made a part hereof as if set forth at length.
3. Position and Duties. The Company shall employ Executive and the Executive shall serve as the President and Chief Executive Officer of the Company and shall have primary responsibility to manage and direct the day-to-day business of the Company including the generation of income and control of expenses. Subject to the approval of the Board of Directors of the Company, the Executive may serve as a director of charitable organizations and/or for profit corporations, which do not compete with the Company or any of its subsidiaries and affiliates.
4. Compensation. The Executive shall receive the following items of compensation at the rates thereof set forth below effective on and after January 1, 2019.
a. Base Salary. During the Term, the Company shall pay Executive a base salary at the annualized rate of Eight Hundred Thousand ($800,000) Dollars ("Base Salary"). Base Salary shall be paid periodically in accordance with normal Company payroll practices applicable to executive employees.
b. Participation in Compensation Plans and Programs. In accordance with the respective terms and conditions of the respective plans and programs, the Executive shall be entitled to participate in the following compensation plans and programs:
(1) AIP. In the AIP at an annual opportunity at 110% of Base Salary if targets are reached at 100%, or such greater percentage if provided in the AIP for any year.
(2) PSP. In the PSP at an opportunity equal to 300% of Base Salary if targets are reached at 100%, or such greater percentage if provided in the PSP for any measurement period. The applicable percentage for Executive’s current 2018-2020 PSP award shall be prorated, with this increased percentage effective as of January 1, 2019.
(3) Restricted Stock Award Program (RSAP). In the RSAP with annual grants of restricted stock equal to at least 100% of Base Salary as of the date of this grant subject to meeting targets set forth in the RSAP.
(4) Stock Options. Eligibility to receive future annual grants of options having a value of at least $800,000 as of the grant date or such other higher value as determined by the Personnel and Compensation Committee of the Board of Directors, each subject to the terms and conditions of the applicable stock incentive plan except to the extent set forth below. With respect to options granted to the Executive on or after the date hereof, notwithstanding anything set forth in any plan or agreement, in the event of the Executive’s separation of service for any reason other than death, outstanding stock options shall continue to vest and the right of the Executive to exercise vested stock options, when and as vested, shall continue, but in no event may any such vested options be exercised after the expiration of any applicable option period. With respect to options granted to the Executive on or after the date hereof, notwithstanding anything set forth in any plan or agreement, in the event of the death of the Executive, all outstanding options shall vest in full and the right of the Executive’s beneficiary to exercise the stock options shall terminate upon the expiration of twelve months from the date of the Executive’s death, but in no event may such stock options be exercised after the expiration of any applicable option period.
5. Employee Benefits. The Executive shall participate in each qualified, non-qualified and supplemental employee benefit, executive benefit, fringe benefit and perquisite plan, policy or arrangement of the Company applicable to executive level employees, including, but not limited to, expense reimbursement policies and an automobile allowance, in each case in accordance with the terms and conditions thereof as in effect from time to time. Nothing in this Employment Agreement shall be construed as preventing the amendment or termination of any such plan, policy or arrangement by the Company (including those referred to in paragraph 4.b. hereof) so long as such amendment or termination affects all executive employees of the Company then participating.
6. Binding Agreement. The Company will use its best efforts to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Company) to expressly assume and agree to perform this Employment Agreement and the CIC Agreement in the same manner and to the same extent that the Company would be required to perform them if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be deemed to be a termination without Cause for purposes of this Employment Agreement and the CIC Agreement. For purposes of implementing the foregoing, the date on which any such succession becomes effective shall be the Date of Termination.
7. Notices. Any notice required or permitted under this Employment Agreement shall be given in writing and shall be deemed to have been effectively made or given if personally delivered at the address first above written or such other address as may be given by one party to the other.
8. Withholding. The Company shall be entitled to withhold, or cause to be withheld, from payment any amount payable under this Employment Agreement of any payroll and withholding taxes required by law, as determined by the Company in good faith.
9. Governing Law. This Employment Agreement shall be construed, interpreted, and governed in accordance with the laws of the State of California without reference to rules relating to conflict of law.
10. Headings. The headings of sections are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Employment Agreement.
11. Counterparts. This Employment Agreement may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.
IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year first above written.

EXECUTIVE

By: /s/ Aldo Pichelli Aldo Pichelli

TELEDYNE TECHNOLOGIES INCORPORATED

By: /s/ Charles Crocker Charles Crocker Chair, Personnel and Compensation Committee